Exhibit 10.29

[SERVIER IP UK LIMITED LETTERHEAD]

January 30, 2019

Enzon Pharmaceuticals, Inc.

685 Route 202/206

Bridgewater, NJ 08807

Attn: Legal Department

Fax: (908) 541-8838

Ladies and Gentlemen:

Reference is made to that certain Asset Purchase Agreement, dated as of November 9, 2009, by and between Klee Pharmaceuticals, Inc. (“Klee”), Defiante Farmaceutica, S.A. (“Defiante”), and Sigma-Tan Finanziaria S.p.A. (solely for the purpose of Section 6.4, Section 7.8(a), Section 7.8(e) and Section 12.17 thereof), on the one hand, and Enzon Pharmaceuticals, Inc. (“Enzon”), on the other hand (the “APA”). Capitalized terms used in this letter agreement without definition shall have the meanings given to them in the APA.

1.                   Satisfaction of Milestone Payment. Pursuant to Section 3.3(a)(ii) of the APA, Enzon is entitled to and Servier IP UK shall pay to Enzon US$7,000,000. This payment shall be made by Servier IP UK by wire transfer within three (3) business days of the date of the reception by Servier IP UK of a copy of the required and completed claim form sent by Enzon in order to benefit from the provisions of the Double Tax Treaty between the United States and the United Kingdom regarding the limitation of withholding tax. More precisely for this purpose, the parties of this letter agreement must follow the following procedure:

a)	Enzon completes the Her Majesty's Revenue and Customs (HRMC) claim form available on the following link: https://www.gov.uk/government/publications/international-tax-uk-usa-double-taxation convention-form-us-company;
b)	Enzon sends the completed HMRC claim form together with a copy of the license agreement with the US form 8802 to the Internal Revenue Service (IRS);
c)	The claim form is signed/stamped by the IRS which sends it to HMRC together with a US Form 6166 issued by the IRS;
d)	Enzon sends a copy of the claim form duly signed/stamped by the IRS to Servier IP UK;
e)	Servier IP UK pays the Milestone to Enzon within three (3) business days of the reception of the claim form duly signed and completed as indicated above.

The following provisions of this letter agreement shall take effect once such payment is made.

2.                   Waiver. Pursuant to Section 7.24(a) of the APA, Servier IP UK Limited, as successor-in-interest to Defiante (“Servier IP UK”), must use, and must cause its Affiliates to use, Applicable Efforts to (a) pursue, in a reasonably timely manner, the development and approval of SS Oncaspar and SC Oncaspar and (b) implement and conduct all research, development and clinical manufacturing activities for, and regulatory activities with respect to, SS Oncaspar and SC Oncaspar that are components of or directly related to or required for the achievement of the milestone payments contemplated by Section 3.3 of the APA. Servier IP UK and Enzon have agreed that Servier IP UK shall not be required to pursue the development of SC Oncaspar in Europe. As a result, Enzon hereby waives compliance by Servier IP UK with its obligations under Section 7.24(a) of the APA to use Applicable Efforts to (i) pursue the development of SC Oncaspar in Europe and the approval of SC Oncaspar by the EMEA and (ii) implement and conduct all research, development and clinical manufacturing activities for, and regulatory activities with respect to, SC Oncaspar that are components of or directly related to or required for the achievement of the milestone payments contemplated by Section 3.3(a)(iii) of the APA. Nothing in this paragraph shall be deemed a waiver by Enzon of Servier IP UK’s compliance with its obligations under Section 3.3(a)(iii) of the APA.

3.                   Consent to Acquisition. Pursuant to Section 3.3(c) of the APA, until the last payment contemplated by Section 3.3 of the APA has been made to Enzon, Defiante, Klee and their Affiliates shall not sell, assign, transfer, dispose of or convey any of the Products, including Oncaspar® (and any successor product thereof) or the Business (including the manufacture, marketing and sale of Oncsapar®) to a third party unless such third party has agreed, in manner reasonably satisfactory to Enzon, to be bound by the terms and conditions of Section 3.3 of the APA and to assume all of the obligations of Defiante and Klee contemplated by the APA. The Servier group acquired Shire’s oncology business, including Oncaspar®, on August 31, 2018 (the “Acquisition”). In connection with the Acquisition, the Servier group acquired 100% of the equity of Servier IP UK (known at the time of the Acquisition as Sigma-Tau Pharma Limited). Servier IP UK retained all of its rights and obligations under the APA and remained bound by the terms and conditions of Section 3.3 of the APA. Enzon hereby (a) consents to the Acquisition, (b) acknowledges and agrees that the Acquisition does not constitute a breach of, default under or violation of the APA, and (c) waives any rights of prior approval of the Acquisition pursuant to Section 3.3(c) of the APA.

4.                   Provision of Materials. As promptly as reasonably practicable after the date hereof, Enzon shall provide to Servier IP UK (a) copies of all material written communications between Enzon and Servier IP UK (or any predecessor-in-interest thereto) relating to the achievement of milestones or the assignment of obligations under the APA, that are reasonably available to Enzon, including notices, meeting minutes, and other correspondence, (b) copies of all material written communications between Enzon and Servier IP UK (or any predecessor-in-interest thereto) relating to the APA, that are reasonably available to Enzon, including notices, notices of breach, and meeting minutes, and (c) copies of all exhibits to the APA.

5.                   Effect of Waivers. The APA is and shall continue to be in full force and effect in accordance with its terms and, except as expressly set forth in this letter agreement, no other waiver under or modification of the APA is agreed to or implied.

6.                   Governing Law and Forum. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. Section 12.8 of the APA shall also apply to this letter agreement.

7.                   Counterparts. This letter agreement may be executed in any number of counterparts (including by facsimile and .pdf file), each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The parties to this letter agreement need not execute the same counterpart.

[Signature Page Follows]

If this letter agreement reflects Enzon’s agreement and understanding, please acknowledge and sign on the next page.

Sincerely,

Servier IP UK Limited

By:	/s/ Claude Bertrand
Name: Claude Bertrand
Title: Director

[Signature Page to Letter Agreement]

Acknowledged and agreed to as of the date first written above:

Enzon Pharmaceuticals, Inc.

By:	/s/ Andrew Rackear
Name: Andrew Rackear
Title: CEO

[Signature Page to Letter Agreement]